Exhibit 10.16

YCC HOLDINGS LLC

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (“Agreement”), effective as of February 6, 2007, by and between the Yankee Candle Company, Inc., a Massachusetts corporation (the “Company”), and Madison Dearborn Partners V-B, L.P., a Delaware limited partnership (the “Advisor”).

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Company desires to obtain certain management and consulting services from the Advisor and the Advisor desires to perform such services for the Company.

NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment of Advisor. The Company appoints the Advisor and the Advisor accepts appointment on the terms and conditions provided in this Agreement as an advisor to the Company and its subsidiaries and its direct and indirect parent companies (collectively, the “YCC Group”), including any other corporations or other entities hereafter formed or acquired by any member of the YCC Group to engage in any business. The parties expressly acknowledge that the Advisor is an affiliate of Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership (“MDCP V-A”), Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership (“MDCP V-C”), and Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership (“MDCP Executive” and, together with MDCP V-A and MDCP V-C, the “Sponsors”), and that Sponsors are equityholders in the Company’s ultimate parent company, YCC Holdings LLC, a Delaware limited liability company (“YCC Holdings”). Additionally, the parties expressly acknowledge that principals of the Sponsors currently serve as members of the Board of Directors of the Company (the “Board”) and members of the board of directors (or board of managers, as applicable) of the other companies in the YCC Group. It is understood that the Advisor’s rights and obligations hereunder shall be independent of the relationship between the Company and the Sponsors and the respective boards of directors (or managers, as applicable) of the Company and the other members of the YCC Group, and that, in performing its services hereunder, the Advisor is not acting in the capacity of an equityholder of YCC Holdings or any of its subsidiaries or a member of the board of directors (or managers, as applicable) of the Company or any other member of the YCC Group.

2. Board of Directors Supervision. The activities of the Advisor to be performed under this Agreement shall be subject to the supervision of the Board and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time to time. Where not required by applicable law or regulation, the Advisor shall not require the prior approval of the Board to perform its duties under this Agreement. Notwithstanding the foregoing, the Advisor shall not have the authority to bind the Company or any other member of the YCC Group, and nothing contained herein shall be construed to create an agency relationship between the Company or any other member of the YCC Group and the Advisor.

3. Authority of Advisor. Subject to any limitations imposed by applicable law or regulation, the Advisor shall render or cause to be rendered management, consulting and financial services to the Company and the other members of the YCC Group as needed from time to time, which services shall include advice and assistance concerning any and all aspects of the operations, planning and financing of the Company and the other members of the YCC Group and conducting relations on behalf of the Company or the other members of the YCC Group with accountants, attorneys, financial advisors and other professionals. The Advisor shall provide and devote to the performance of this Agreement such employees, affiliates and agents of the Advisor as the Advisor shall deem appropriate to the furnishing of the services hereunder. In addition, the Advisor shall render advice and expertise in connection with any acquisitions or dispositions undertaken by the Company or the other members of the YCC Group.

4. Reimbursement of Expenses; Independent Contractor. All obligations or expenses incurred by the Advisor in the performance of its duties under this Agreement shall be for the account of, on behalf of, and at the expense of the Company, and all such expenses shall be promptly reimbursed by the Company. The Advisor shall not be obligated to make any advance to or for the account of the Company or any other member of the YCC Group or to pay any sums, except out of funds held in accounts maintained by the Company or any other member of the YCC Group nor shall the Advisor be obligated to incur any liability or obligation for the account of the Company or any other member of the YCC Group without assurance that the necessary funds for the discharge of such liability or obligation will be provided. The Company shall reimburse the Advisor by wire transfer of immediately available funds for any amount paid by the Advisor, which shall be in addition to any other amount payable to the Advisor under this Agreement. The Advisor shall be an independent contractor, and nothing obtaining in this Agreement shall be deemed or construed to (i) create a partnership or joint venture between the Company or any other member of the YCC Group and the Advisor, (ii) cause the Advisor to be responsible in any way for the debts, liabilities or obligations of the Company or any other party, or (iii) constitute the Advisor or any of its employees as employees, officers or agents of the Company or any other member of the YCC Group.

5. Other Activities of Advisor; Investment Opportunities. The Company acknowledges and agrees that neither the Advisor nor any of the Advisor’s employees, officers, directors, affiliates or associates shall be required to devote full time and business efforts to the duties of the Advisor specified in this Agreement, but instead shall devote only so much of such time and efforts as the Advisor reasonably deems necessary. The Company further acknowledges and agrees that the Advisor and its affiliates are engaged in the business of investing in, acquiring and/or managing businesses for the Advisor’s own account, for the account of the Advisors’ affiliates and associates and for the account of other unaffiliated parties, and understands that the Advisor plans to continue to be engaged in such business (and other business or investment activities) during the term of this Agreement. No aspect or element of such activities shall be deemed to be engaged in for the benefit of the Company or any other member of the YCC Group nor to constitute a conflict of interest. Furthermore, notwithstanding anything herein to the contrary, the Advisor shall be required to bring only such investments and/or business opportunities to the attention of Company or any other member of the YCC Group as the Advisor, in its sole discretion, deems appropriate.

6. Compensation of Advisor. In consideration of the management, consulting and financial services to be rendered, the Company will pay in cash an annual base management and consulting fee equal to $1,500,000 (the “Consulting Fee”), payable in advance in equal quarterly installments on the 15th day of February, May, August and November in each year. The first quarterly installment is due and payable on April 15, 2007. The payment by the Company of the Consulting Fee hereunder is subject to the applicable restrictions contained in the Company’s and its subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit the payment of any installment of the Consulting Fee, such Consulting Fee installment shall accrue and the Company shall make such installment payment as soon as it is permitted to do so under such restrictions. If the Company or other members of the YCC Group acquire or enter into any additional business operations after the date of this Agreement (each, an “Additional Business”), the Board and the Advisor will, prior to the acquisition or prior to entering into the business operations, in good faith, determine whether and to what extent the Consulting Fee should be increased as a result thereof. Any increase will be evidenced by a written supplement to this Agreement signed by the Company and the Advisor.

Additionally, the Sponsors have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 24, 2006, by and among YCC Holdings, Yankee Acquisition Corp., a Massachusetts corporation and indirect wholly-owned subsidiary of YCC Holdings (“Merger Sub”), and the Company, pursuant to which, on the date hereof, Merger Sub is merging with and into the Company with the Company continuing as the surviving corporation (the “Merger Transaction”). In connection with the consummation of the Merger Transaction, including the equity financing to be provided by Sponsors and the arrangement of the debt financing, the Company hereby agrees to pay, effective upon the closing of the Merger Transaction, to Advisor, a transaction fee in the amount of $15 million.

7. Term. This Agreement shall commence effective as of February 6, 2007 and shall remain in effect until the date on which none of the MDCP Affiliates nor any of their respective affiliates hold directly or indirectly any equity securities of the Company or its successors. No termination of this Agreement, whether pursuant to this Section 7 or otherwise, shall affect the Company’s obligations with respect to the fees, costs and expenses incurred by the Advisor in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.

8. Standard of Care. The Advisor (including any person or entity acting for or on behalf of the Advisor) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any other members of the YCC Group or for any acts or omissions of any kind (including acts or omissions of the Advisor), unless caused by intentional misconduct of the Advisor as finally determined by a court of competent jurisdiction.

9. Indemnification of Advisor. The Company and the other members of the YCC Group hereby agree to jointly and severally indemnify and hold harmless the Advisor and its present and future officers, directors, affiliates, employees and agents (“Indemnified Parties”) from and against all losses, claims, liabilities, suits, costs, damages and expenses (including attorneys’ fees) arising from their performance of services hereunder. The Company and the other members of the YCC Group further agree to reimburse the Indemnified Parties on a monthly basis for any cost of defending any action or investigation (including attorneys’ fees and expenses), subject to an undertaking from such Indemnified Party to repay the Company if such party is determined not to be entitled to such indemnity. The provisions of this Section 9 shall survive the termination of this Agreement and remain binding and in effect.

10. Assignment. Without the consent of the Advisor, the Company shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. The Advisor shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement, except that the Advisor may transfer its rights and delegate its obligations hereunder to one of its affiliates.

11. Notices. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

If to the Company:	YCC Holdings LLC c/o The Yankee Candle Company, Inc. 16 Yankee Candle Way South Deerfield, MA 01373 Attention: General Counsel

If to the Advisor:

Madison Dearborn Partners V-B, L.P.

Three First National Plaza

38th Floor

Chicago, Illinois 60602

Attention: Robin P. Selati

        George Peinado

With copies to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention: Edward T. Swan, P.C.

        Michael D. Paley

Any party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed.

12. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which its is held invalid or enforceable, shall not be affected thereby, and each term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

13. No Waiver. The failure by any party to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

14. Amendment. The provisions of this Agreement may be amended or modified only with the prior written consent of the Company and the Advisor.

15. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in party, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the laws of any other state.

17. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

18. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

*        *        *        *

IN WITNESS WHEREOF, the parties hereto have caused this Management Services Agreement to be duly entered by the authorized representatives as of the date first above written.

The Yankee Candle Company, Inc.

By:	/s/ James A. Perley
Name:	James A. Perley
Title:	General Counsel

MADISON DEARBORN PARTNERS V-B, L.P.

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Robin P. Selati
Name:	Robin P. Selati
Title:	Managing Director

[Signature Page to Management Services Agreement]